Exhibit 5.1

Stradling Yocca Carlson & Rauth, P.C. 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 sycr.com	CALIFORNIA NEWPORT BEACH SACRAMENTO SAN DIEGO SAN FRANCISCO SANTA BARBARA SANTA MONICA COLORADO DENVER NEVADA RENO WASHINGTON SEATTLE

June 3, 2019

Sunworks, Inc.

1030 Winding Creek Road, Suite 100

Roseville, California 95678

Re:	Sunworks, Inc.

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-3 (File No. 333-231653) (the “Registration Statement”) filed by Sunworks, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which Registration Statement was declared effective by the Commission on May 31, 2019. We are rendering this opinion in connection with the prospectus supplement dated June 3, 2019 by the Company with the Commission pursuant to Rule 424 under the Act (the “Prospectus Supplement”). The Prospectus Supplement relates to the offering and sale by the Company of 400,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Shares will be issued pursuant to that certain First Amendment to Loan Agreement, dated June 3, 2019 between CrowdOut Capital, LLC and the Company (the “Agreement”). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement and the Prospectus Supplement.

We have acted as securities counsel for the Company in connection with the preparation of the Registration Statement and Prospectus Supplement. In connection therewith, we have reviewed (a) the Registration Statement; (b) the Prospectus Supplement; (c) the Agreement (d) the Company’s Certificate of Incorporation, as amended; and (e) the Company’s Bylaws.

In rendering our opinions set forth below, we have reviewed such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. As to facts material to the opinions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company. We also have assumed (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; and (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents.

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that the Shares have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter with the Commission an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Act and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.